Exhibit 99.2


          Eastman Kodak Company Financial Discussion Document
                      Second Quarter 2005 Results


    Within this financial discussion document, the company makes reference to certain non-GAAP financial measures including "Earnings from continuing operations, excluding non-operational items", "Earnings from operations, excluding non-operational items", "Earnings from continuing operations, excluding the impact of the non-operational net charges", "Earnings per share excluding non-operational items", "Operating cash flow", "Free cash flow", and "Investable cash flow", which have a directly comparable GAAP financial measure, and to certain calculations that are based on non-GAAP financial measures, including "Days sales outstanding" and "Days supply in inventory." The company believes that these measures represent important internal measures of performance. Accordingly, where these non-GAAP measures are provided, it is done so that investors have the same financial data that management uses with the belief that it will assist the investment community in properly assessing the underlying performance of the company on a year-over-year and quarter-sequential basis. Whenever such information is presented, the company has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The specific reasons, in addition to the reasons described above, why the company's management believes that the presentation of the non-GAAP financial measures provides useful information to investors regarding Kodak's financial condition, results of operations and cash flows are included within the Form 8-K under Item 2.02, "Results of Operations and Financial Condition," as filed with the Securities and Exchange Commission on July 20, 2005.
    The following table reconciles Eastman Kodak Company's second quarter 2005 and restated second quarter 2004 earnings from continuing operations, excluding non-operational items, to earnings from continuing operations, on a GAAP basis. Earnings from continuing operations, excluding non-operational items, is a non-GAAP financial measure under Regulation G. In the third quarter, we will stop calculating "Earnings from continuing operations, excluding non-operational items". Consistent with SEC recommended practices, we will report GAAP earnings only. However, we will continue to provide a description of the non-operational items by line item in the P&L.


                                                  2nd Quarter
(in millions, except per share data)
                                               2005          2004
                                            $       EPS    $     EPS
                                           ------------- ------------
Earnings from continuing operations,
 excluding non-operational items (2004
 restated)                                 $ 160  $ 0.53 $ 227  $0.75
COGS
- Charges for accelerated depreciation in
 connection with the focused cost
 reduction actions                           (75)          (30)
- Charges for inventory writedowns in
 connection with focused cost reduction
 actions                                     (11)           (2)
- Charge for inventory writedowns in
 connection with the acquisition of the
 NexPress-related entities                                  (2)
                                           -----  ------ -----  -----
                                  Subtotal   (86)  (0.30)  (34) (0.11)
                                           -----  ------ -----  -----
R&D
- Charges for in-process research and
 development in connection with the
 acquisitions of Creo and KPG of $48
 million and $16 million, respectively in
 2005                                        (64)
                                           -----  ------ -----  -----
                                  Subtotal   (64)  (0.22)
                                           -----  ------ -----  -----
Restructuring
- Charges for focused cost reduction
 actions                                    (267)         (131)
- Charge for the writeoff of fixed assets
 relating to Kodak's historical ownership
 in the NexPress joint venture that was
 disposed of in connection with the
 acquisition of the NexPress-related
 entities                                                   (3)
                                           -----  ------ -----  -----
                                  Subtotal  (267)  (0.93) (134) (0.44)
                                           -----  ------ -----  -----
Other Income/(Charges)
- Gain on the sale of property related to
 focused cost reduction actions               13
- Charge for the impairment of the Lucky
 Film investment                             (19)
                                           -----  ------ -----  -----
                                  Subtotal    (6)  (0.02)
                                           -----  ------ -----  -----
Taxes
- Charge due to a change in estimate with
 respect to a tax benefit recorded in
 connection with a donation of land in a
 prior period                                 (6)
- Tax impacts of the above-mentioned items   123            60
                                           -----  ------ -----  -----
                                  Subtotal   117    0.40    60   0.20
                                           -----  ------ -----  -----
Impact of Contingent Convertible Debt on
 EPS                                                0.03
(Loss) earnings from continuing operations
 on a GAAP basis                           $(146) $(0.51)$ 119  $0.40


    Unless otherwise indicated, all amounts presented are on a U.S.
GAAP basis.

    Consolidated Revenues:

    Net worldwide sales were $3.686 billion for the second quarter of 2005 as compared with $3.464 billion for the second quarter of 2004, representing an increase of $222 million or 6%. The increase in net sales for the period reflected the favorable impact of foreign currency fluctuations of $54 million, or 2%, and other factors, described below, totaling $168 million, or 4%. The increase in net sales was primarily due to:

    -- Volume: volume declines reduced second quarter sales by 4.4 percentage points driven primarily by declines in the film capture Strategic Product Group (SPG), the wholesale and retail photofinishing portions of the consumer output SPG, and the Health Group digital output SPG.

    --  Price/Mix: price/mix declines reduced second quarter sales by
        3.6 percentage points, primarily driven by the film capture SPG, consumer digital capture SPG and Health Group digital capture and digital output SPGs.

    -- Exchange: favorable exchange of 1.7 percentage points partially offset the negative impacts of volume and price/mix.

    --  Acquisitions: NexPress Solutions, Kodak Polychrome Graphics
        (KPG), and Creo contributed $440 million or approximately 12.7 percentage points to second quarter sales.

    Net sales in the U.S. were $1.442 billion for the second quarter of 2005 as compared with $1.424 billion for the prior year quarter, representing an increase of $18 million, or 1%.
    Net sales outside the U.S. were $2.244 billion for the current quarter as compared with $2.040 billion for the second quarter of 2004, representing an increase of $204 million, or 10%. The increase in net sales for the period reflected the favorable impact of foreign currency fluctuations of $54 million, or 3%.
    Kodak's digital product sales were $1.843 billion for the current quarter as compared with $1.289 billion for the second quarter of 2004, representing an increase of $554 million, or 43%, primarily driven by KPG, the consumer digital capture SPG, and the home printing SPG. Product sales from new technologies, included in digital product sales, were $10 million for the second quarter of 2005.
    Net sales of the company's traditional products were $1.843 billion for the current quarter as compared with $2.175 billion for the second quarter of 2004, representing a decrease of $332 million, or 15%, primarily driven by declines in the film capture SPG, and the wholesale and retail photofinishing portions of the consumer output SPG.

    Non-U.S. Revenues:

    The company's operations outside the U.S. are reported in three regions: (1) the Europe, Africa and Middle East Region ("EAMER"), (2) the Asia Pacific Region and (3) the Canada and Latin America Region.
    Net sales in the EAMER region were $1.149 billion for the second quarter of 2005 as compared with $1.093 billion for the prior year quarter, representing an increase of $56 million, or 5%. The increase in net sales for the period reflected the favorable impact of foreign currency fluctuations of 3%.
    Net sales in the Asia Pacific region were $692 million for the current quarter as compared with $636 million for the prior year quarter, representing an increase of $56 million, or 9%. The increase in net sales for the period reflected the favorable impact of foreign currency fluctuations of 3%.
    Net sales in the Canada and Latin America region were $403 million in the current quarter as compared with $311 million for the second quarter of 2004, representing an increase of $92 million, or 30%. The increase in net sales for the period reflected the favorable impact of foreign currency fluctuations of 3%.

    Emerging Markets:

    The company's major emerging markets include China, Brazil, Mexico, Russia, India, Korea, Hong Kong and Taiwan. Net sales in emerging markets were $736 million for the second quarter of 2005 as compared with $728 million for the prior year quarter, representing an increase of $8 million, or 1%. The increase in net sales for the period reflected the favorable impact of foreign currency fluctuations of 2%, partially offset by unfavorable declines totaling 1%.
    The emerging market portfolio accounted for approximately 20% of Kodak's worldwide sales and 33% of Kodak's non-U.S. sales in the quarter. Sales growth was recorded for India 6%, Brazil 4%, and Russia 2%. Sales declines were recorded for China 6% and Korea 18%.
    Sales decreases in China primarily reflect a change in the underlying adoption patterns of digital products.

    Gross Profit:

    Gross profit was $1.068 billion for the second quarter of 2005 as compared with $1.101 billion for the second quarter of 2004, representing a decrease of $33 million, or 3%. The gross profit margin was 29.0% in the current quarter as compared with 31.8% in the prior year quarter. Charges relating to accelerated depreciation and inventory writedowns in connection with the company's three-year cost reduction program were $86 million for the second quarter of 2005 as compared with $34 million for the second quarter of 2004. During the second quarter of 2005, the Company's gross profit was favorably impacted by a LIFO liquidation of $29 million versus $30 million in the second quarter of 2004. In addition, gross profit margin decreased approximately 2.8 percentage points primarily attributable to:

    -- Price/Mix: reduced gross profit by 2.7 percentage points primarily attributable to the consumer digital capture SPG, entertainment print films, and the Health Group digital capture SPG.

    -- Manufacturing Cost: unfavorable manufacturing cost decreased gross profit by 0.8 percentage points as unfavorable manufacturing variances and increased raw material prices were only partially offset by cost reduction initiatives.

    -- Exchange: favorably impacted gross margin by 0.7 percentage points.

    Selling, General and Administrative Expenses:

    SG&A expenses were $648 million for the second quarter of 2005 as compared with $615 million for the prior year quarter, representing an increase of $33 million, or 5%. The increase in SG&A is primarily attributable to:

    --  Acquisition related SG&A of $77 million

    --  Unfavorable foreign exchange of $8 million

    Partially offset by:

    --  Cost reduction initiatives

    As a percentage of sales, SG&A was 18% for the current quarter, no change from the second quarter of 2004. The 18% reflects a 3 percentage point improvement from the first quarter of 2005.

    Research and Development Costs:

    R&D expenses were $276 million for the second quarter of 2005 as compared with $213 million for the second quarter of 2004, representing an increase of $63 million, or 30%. The total for the second quarter of 2005 includes charges for purchased in-process R&D of $64 million in connection with the acquisitions of Creo and KPG of $48 million and $16 million, respectively. R&D as a percentage of sales increased from 6% for the second quarter of 2004 to 7% for the current quarter.

    Restructuring Costs and Other

    Cost Reduction Plans:

    Kodak announced in January 2004, the company is executing a three-year cost reduction program throughout the 2004 to 2006 timeframe, consistent with the implementation of Kodak's new business model. The program was expected to result in total charges of $1.3 billion to $1.7 billion over the three-year period, with cost savings in the range of $800 million to $1 billion for full year 2007. Overall, Kodak's worldwide facility square footage is being reduced by approximately one third. Approximately 12,000 to 15,000 positions worldwide are being eliminated through these actions primarily in global manufacturing, selected traditional businesses and corporate administration.
    In the second quarter, Kodak implemented cost reduction actions resulting in pre-tax charges totaling $353 million, equating to an after-tax impact of $0.88 per share. The components of restructuring in the second quarter included $163 million for employee severance relating to the elimination of approximately 2,200 positions, $86 million associated with exit costs and asset impairments, pension plan curtailments of $19 million, and reversals of prior reserves of ($1) million. In addition, the company recorded accelerated depreciation and inventory write-offs of $86 million during the quarter. The following changes in manufacturing plant operations and other actions were announced during the quarter:

    -- Consolidation and capacity reductions impacting manufacturing actions in Chalon-sur-Saone, France

    -- Closure of the manufacturing facility in Sao Jose dos Campos, Brazil

    -- Consumer film manufacturing capacity reductions in Rochester, NY

    Under the current cost reduction program on a program-to-date basis Kodak has implemented cost reduction actions resulting in pre-tax charges totaling $1.4 billion, which includes the elimination of approximately 13,475 positions worldwide.
    As part of the effort to accelerate its digital transformation, Kodak will extend the restructuring program originally announced in January 2004. When largely completed by the middle of 2007, this program will result in a business model consistent with what is necessary to compete profitably in digital markets. The extension of the January 2004 program includes two major additional initiatives, both of which will be largely completed by the middle of 2007:

    -- Reducing general and administrative costs, in part by consolidating functions and standardizing business processes. This will result in an incremental employment reduction totaling approximately 2,300 positions.

    -- Accelerating the current restructuring of the traditional manufacturing asset base. At the conclusion of this restructuring, the company expects that its traditional asset base will total approximately $1 billion, a reduction of 65 percent from the January 2004 level. The incremental employment reduction specific to manufacturing will be approximately 7,000 positions.

    -- Together, these additional actions will generate incremental annual savings of approximately $800 million. The incremental cash charges associated with these actions will be approximately $470 million.

    The administrative and manufacturing actions announced today, along with a number of smaller actions, will bring the total worldwide employment reduction to a range of 22,500 to 25,000 by mid-year 2007. The charges associated with the additional moves will increase the total to a range of $2.7 billion to $3 billion, up from $1.3 billion to $1.7 billion announced in January 2004. The annual savings from the new actions will increase the total to a range of $1.6 billion to $1.8 billion, up from $800 million to $1 billion announced in January 2004.
    Earnings From Continuing Operations before Interest, Other Income (Charges) Net and Income Taxes (EFO):
    EFO for the second quarter of 2005 was negative $123 million as compared with positive $139 million for the second quarter of 2004, representing a decrease of $262 million, or 188%. EFO as a percentage of sales decreased from 4% in the second quarter of 2004 to negative 3% in the current quarter. The decrease in earnings from operations is attributable to the reasons indicated above.

    Below EFO:

    Interest expense for the second quarter of 2005 was $49 million as compared with $43 million for the prior year quarter, representing an increase of $6 million, or 14%.
    Higher interest expense is a result of increased levels of debt associated with acquisitions.
    The "Other Income/(Charges)" component includes investment income, income and losses from equity investments, gains and losses on the sales of assets and investments, and foreign exchange gains and losses. Other Charges for the current quarter was $38 million as compared with Other Income of $8 million for the second quarter of 2004.
    The increase in other charges for the current year quarter is primarily attributable to:

    -- A loss on foreign exchange of $25 million primarily due to the unhedged U.S. dollar denominated note payable relating to the KPG acquisition.

    -- A charge of $19 million for the impairment of the Lucky Film investment.

    -- Gain on the sale of property related to focused cost reductions of $13 million.

    -- A change in KPG equity income, which moved from "Other Income/(Charges)" to the Graphic Communications segment as a result of the Company's redemption of Sun Chemical's 50% interest in the KPG joint venture, which closed April 1st.

    Corporate Tax Rate:

    The Company's estimated annual effective tax rate from continuing operations decreased from 20% for the prior year second quarter to 15.5% for the second quarter of 2005. This decrease is primarily attributable to interest and other miscellaneous items, including the expected full-year earnings impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which is not taxable.
    During the second quarter of 2005, the Company recorded a tax benefit from continuing operations of $64 million on a pre-tax loss of $210 million. The tax benefit of $64 million for the quarter differs from the tax benefit of $33 million that results from applying the estimated annual effective tax rate to the pre-tax loss of $210 million due to (1) the year-to-date impact through March 31, 2005, of the increase in the estimated annual effective tax rate from continuing operations from 13% to 15.5% ($5 million charge, or $.02 per share) and (2) net discrete period tax benefits relating to net discrete period charges which are taxed in jurisdictions that, when aggregated, have tax rates greater than the estimated annual effective tax rate from continuing operations. The net discrete period tax benefits resulted from the following discrete period charges and credits:

    -- Tax benefits of $101 million associated with the net focused cost reduction charges of $354 million;

    -- Tax benefits of $24 million associated with the charges for in-process research and development of $64 million;

    -- Tax charges of $2 million associated with gains on $13 million property sales related to focused cost reductions;

    -- Tax charge of $6 million due to a change in estimate with respect to a tax benefit recorded in connection with a land donation in a prior period;

    -- No tax impact associated with the Lucky Film investment impairment charge of $19 million as a result of the Company's tax holiday in China;

    -- Tax charges of $5 million associated with changes in state tax laws in New York and Ohio;

    -- Tax charge of $9 million related to the recording of a valuation allowance against deferred tax assets in Brazil; and

    -- Tax charge of $6 million associated with the planned remittance of earnings from subsidiary companies outside of the U.S..

    During the second quarter of 2004, the Company recorded a tax benefit from continuing operations of $15 million on $104 million of pre-tax income. The tax benefit of $15 million for the quarter differs from the tax provision of $21 million that results from applying the estimated annual effective tax rate to the pre-tax income of $104 million due to (1) discrete period tax benefits relating to discrete period charges which are taxed in jurisdictions that, when aggregated, have tax rates greater than the estimated annual effective tax rate from continuing operations and (2) the recording of a $9 million tax benefit as a result of the settlement with the Internal Revenue Service in connection with the Company's filing relating to the income tax reporting of a patent infringement litigation settlement. The discrete period tax benefits resulted from the following discrete period charges:

    -- Tax benefits of $58 million associated with the net focused cost reduction charges of $162 million; and

    -- Tax benefits of $2 million associated with inventory writedowns and fixed asset writeoffs of $5 million relating to Kodak's historical ownership in the NexPress joint venture in connection with the completion of the acquisition of the NexPress-related entities from Heidelberg Druckmaschinen.

    Earnings from Continuing Operations:

    Earnings from continuing operations for the second quarter of 2005 were negative $146 million, or negative $0.51 per diluted share, as compared with earnings from continuing operations for the second quarter of 2004 of positive $119 million, or $0.40 per diluted share, representing a decrease of $265 million.

    Earnings from Discontinued Operations:

    Net income from discontinued operations of $17 million in the second quarter of 2004 primarily reflects earnings from the company's Remote Sensing Systems business, which was sold to ITT Industries Inc. in August 2004.

    Segment Results:

    Digital and Film Imaging Systems

    This segment provides consumers, professionals and cinematographers with digital and traditional products and services.

    Revenues:

    Net worldwide sales for the Digital and Film Imaging Systems segment were $2.151 billion for the second quarter of 2005 as compared with $2.434 billion for the second quarter of 2004, representing a decrease of $283 million, or 12%. The decrease in net sales was composed of:

    --  Volume: decreases in volume reduced second quarter sales by
        9.3 percentage points driven primarily by declines in the film capture SPG and the wholesale and retail photofinishing portions of the consumer output SPG.

    -- Price/Mix: declines attributable to price/mix reduced second quarter sales by 4.1 percentage points driven primarily by the digital capture SPG, the traditional film capture SPG, and the color negative paper SPG.

    -- Exchange: favorable exchange of 1.7 percentage point partially offsets the negative impacts of volume and price/mix.

    Net sales in the U.S. were $896 million for the current quarter as compared with $984 million for the second quarter of 2004, representing a decrease of $88 million, or 9%.
    Net sales outside the U.S. were $1.255 billion for the second quarter of 2005 as compared with $1.450 billion for the prior year quarter, representing a decrease of $195 million, or 13%. The net sales for the period reflected favorable impact from exchange of 2%.
    Digital product sales were $723 million for the current quarter as compared with $582 million for the second quarter of 2004, representing an increase of $141 million, or 24%, primarily driven by the consumer digital capture SPG, the kiosks/media portion of the consumer output SPG, and the home printing SPG.
    Traditional product sales were $1.428 billion for the current quarter as compared with $1.852 billion for the second quarter of 2004, representing a decrease of $424 million or 23%, primarily driven by declines in the consumer output and film capture SPGs.

    Digital Strategic Product Group Revenues:

    Net worldwide sales of consumer digital capture products, which include consumer digital cameras, accessories, memory products and royalties, increased 25% in the second quarter of 2005 as compared with the prior year quarter, primarily reflecting strong volume increases and favorable exchange, partially offset by negative price/mix. For digital still cameras, Kodak held the number one unit market share position for the U.S. market and the number three position worldwide year to date through May.
    Net worldwide sales of Picture Maker kiosks/media increased 24% in the second quarter of 2005 as compared with the second quarter of 2004, as a result of strong volume increases and favorable exchange. Sales continue to be driven by strong 4x6 format media sales at retail locations. Additional media capacity came on line in early April.
    Net worldwide sales from the home printing solutions SPG, which includes inkjet photo paper and printer docks/media, increased 63% in the current quarter as compared with the second quarter of 2004 driven by sales of printer docks and associated thermal media. Kodak's Printer Dock product continues to maintain a leading market share position in the U.S., UK, and Australia through May. During the quarter, inkjet paper sales and volume declined year over year.

    Traditional Strategic Product Group Revenues:

    Net worldwide sales of the film capture SPG, including consumer roll film (35mm and APS film), one-time-use cameras (OTUC), professional films, reloadable traditional film cameras and batteries/videotape decreased 31% in the second quarter of 2005 as compared with the second quarter of 2004, primarily reflecting volume declines and negative price/mix partially offset by favorable exchange.
    U.S. consumer film industry sell-through volumes decreased approximately 25% in the second quarter of 2005 as compared with the prior year quarter. Consumer film industry volumes in the U.S. are expected to decline, as previously communicated, up to 30% for the full year 2005. Kodak's worldwide projection for consumer film industry volume decline was previously forecast at approximately 20% and is now expected to decline in the range of 23% to 27% for full year 2005 primarily as a result of accelerating industry declines in emerging markets.
    Net worldwide sales for the retail photofinishing SPG, which includes color negative paper, minilab equipment and services, chemistry, and photofinishing services at retail, decreased 23% in the second quarter of 2005 as compared with the second quarter of 2004, primarily reflecting volume declines and negative price/mix partially offset by favorable exchange.
    Net worldwide sales for the wholesale photofinishing SPG, which includes color negative paper, equipment, chemistry, and photofinishing services at Qualex in the U.S. and CIS (Consumer Imaging Services) outside the U.S., decreased 45% in the second quarter of 2005 as compared with the second quarter of 2004, reflecting continuing volume declines partially offset by favorable exchange.
    Net worldwide sales for the entertainment film SPGs, including origination and print films for the entertainment industry increased 12%, primarily reflecting volume increases and favorable exchange partially offset by negative price/mix. Entertainment films continued to benefit from a robust market and higher volume driven by simultaneous worldwide releases of major feature films.

    Gross Profit:

    Gross profit for the Digital and Film Imaging Systems segment was $644 million for the second quarter of 2005 as compared with $749 million for the prior year quarter, representing a decrease of $105 million or 14%. The gross profit margin was 30.0% in the current year quarter as compared with 30.8% in the prior year quarter. The 0.8 percentage point decrease was primarily attributable to:

    -- Price/Mix: declines attributable to price/mix reduced gross profit margins by 3.1 percentage points primarily driven by the film capture SPG, the color negative paper SPG, and entertainment print films.

    -- Manufacturing Cost: favorable manufacturing cost improved gross profit margins by 1.6 percentage points.

    -- Exchange: favorably impacted gross profit margins by 0.7 percentage points.

    SG&A:

    In the second quarter, SG&A expenses for the Digital and Film Imaging Systems segment decreased $43 million or 10%, from $423 million in the second quarter of 2004 to $380 million in the current quarter, and increased as a percentage of sales from 17% to 18%.

    R&D:

    Second quarter R&D costs for the Digital and Film Imaging Systems segment decreased $27 million, or 27%, from $99 million in the second quarter of 2004 to $72 million in the current quarter and decreased as a percentage of sales from 4% to 3%. The decrease in R&D year over year was primarily attributable to spending reductions related to traditional products and services.

    EFO:

    Earnings from operations for the Digital and Film Imaging Systems segment decreased $36 million, or 16%, from $229 million in the second quarter of 2004 to $193 million in the second quarter of 2005, primarily as a result of the factors described above. The operating earnings margin rate was flat at 9% for the current quarter and the prior year quarter.

    Health Group

    The Health Group segment comprises the same products and services as in first quarter 2005. This segment supplies the healthcare industry with traditional and digital image capture and output products and services.

    Revenues:

    Net worldwide sales for the Health Group were $694 million for the second quarter of 2005 as compared with $672 million for the prior year quarter, representing an increase of $22 million, or 3%. The increase in net sales was composed of:

    -- Volume: Volume growth increased second quarter sales by 4.3 percentage points, primarily driven by growth in the digital capture, healthcare information systems, services and dental systems SPG's offset by decreases in the digital output and film capture & output SPGs.

    -- Price/Mix: Decreases in price/mix reduced second quarter sales by 2.6 percentage points, primarily driven by the digital capture, digital output, and the traditional medical film portion of the film capture and output SPG's.

    -- Exchange: Favorable exchange impacted sales by 1.6 percentage points.

    Net sales in the U.S. were $273 million for the current quarter as compared with $277 million for the second quarter of 2004, representing a decrease of $4 million, or 1%.
    Net sales outside the U.S. were $421 million for the second quarter of 2005 as compared with $395 million for the prior year quarter, representing an increase of $26 million, or 7%. The increase in net sales for the period reflected favorable impact from exchange of 2%.

    Digital Products and Services Revenues:

    Net worldwide sales of digital products, which include digital output (DryView laser imagers/media and wet laser printers/media), digital capture equipment (computed radiography (CR) and digital radiography (DR) systems), services, dental systems (practice management software and digital radiography capture equipment) and healthcare information systems (PACS - Picture Archiving and Communications Systems), were $450 million for the current quarter as compared with $430 million for the second quarter of 2004, representing an increase of $20 million or 5%. Sales reflect volume increases and favorable exchange partially offset by negative price/mix.

    Traditional Products and Services Revenues:

    Net worldwide sales of traditional products, including analog film, equipment, chemistry and services were $245 million for the current quarter as compared with $242 million for the prior year quarter, representing an increase of $3 million, or 1%. The increase in net sales for the period reflected favorable impact from exchange of 2%. Partially offsetting exchange is the decline in net sales primarily reflecting lower volumes and unfavorable price/mix for the film capture and output SPG.

    Gross Profit:

    Gross profit for the Health Group was $281 million for the first quarter of 2005 as compared with $293 million in the prior year quarter, representing a decrease of $12 million, or 4%. The gross profit margin was 40.5% in the current quarter as compared with 43.6% in the second quarter of 2004. The decrease in the gross profit margin of 3.1 percentage points was principally attributable to:

    -- Manufacturing Cost: manufacturing cost decreased gross profit margins by 0.6 percentage points, primarily reflecting higher silver and raw material costs and the impact of unfavorable manufacturing variances.

    -- Price/Mix: Price/mix negatively impacted gross profit margins by 3.1 percentage points primarily driven by the digital capture SPG, digital output SPG and the traditional medical film portion of the film capture and output SPG.

    -- Exchange: favorable exchange added 0.6 percentage points to the gross profit rate.

    SG&A:

    In the second quarter, SG&A expenses for the Health Group increased $3 million, or 3%, from $119 million in the second quarter of 2004 to $122 million for the current quarter, and remained flat at 18%. The increase in SG&A expenses is primarily attributable to the unfavorable impact of foreign exchange of approximately $2 million.

    R&D:

    Second quarter R&D costs decreased $3 million from $50 million in the second quarter of 2004 to $47 million in the current quarter and remains relatively constant as a percentage of sales at 7%.

    EFO:

    Earnings from operations for the Health Group decreased $11 million, or 9%, from $124 million for the prior year quarter to $113 million for the second quarter of 2005, while the operating earnings margin rate decreased 2 percentage points to 16% from 18% for the prior year quarter. The decrease in operating earnings primarily reflects the impact of lower gross profit margins.

    Graphic Communications

    The Graphic Communications segment serves a variety of customers in the in-plant, data center, commercial printing, packaging, newspaper and digital service bureau markets with a range of software and hardware products that provide customers with a range of solutions for prepress, traditional and digital printing, and document scanning and multi-vendor IT services.
    On January 12, 2005, the Company announced that it had entered into a Redemption Agreement with Sun Chemical Corporation and Sun Chemical Group B.V. (collectively, "Sun"), pursuant to which the parties have agreed to consummate certain transactions that will result in Kodak owning 100% of the equity interests in Kodak Polychrome Graphics LLC and Kodak Polychrome Graphics Company Ltd
(KPG). The Company completed its acquisition of KPG on April 1, 2005. On January 31, 2005, the Company announced that it had entered into a definitive agreement to acquire all of the outstanding common shares of Creo Inc., a premier supplier of prepress systems used by commercial printers worldwide. The Company completed its acquisition of Creo on June 15, 2005.

    Revenues:

    Net worldwide sales for the Graphic Communications segment were $794 million for the second quarter of 2005 as compared with $325 million for the prior year quarter, representing an increase of $469 million, or 144%. The increase in net sales was primarily due to the completion of the KPG and Creo acquisitions.
    Net sales in the U.S. were $251 million for the current year quarter as compared with $145 million for the prior year quarter, representing an increase of $106 million, or 73%.
    Net sales outside the U.S. were $543 million in the second quarter of 2005 as compared with $180 million for the prior year quarter, representing an increase of $363 million or 202%. The increase in net sales for the period reflected the favorable impact of foreign currency fluctuations of $7 million, or 2%.

    Digital Products and Services Revenues:

    The Graphic Communications segment digital product sales for the current quarter were $632 million versus $256 million for the prior year quarter an increase of 147% primarily related to the acquisitions of KPG and Creo. These digital sales are composed of KPG digital revenues, NexPress Solutions, a producer of digital color and black and white printing solutions, Creo, a supplier of prepress systems, Kodak Versamark, a leader in continuous inkjet technology, document scanners, Encad, a maker of wide format inkjet printers, and service and support.
    Net worldwide sales for NexPress color and black and white products increased 91% driven by strong volume increases and favorable exchange partially offset by unfavorable price/mix. The installed base of digital production color presses continues to grow and increases in customer average monthly page volumes are leading to higher consumables revenue. NexPress black & white digital equipment and related consumables and service delivered strong performance in the second quarter.
    Kodak Versamark sales increased 15% in the current quarter as compared with the second quarter of 2004, led by increased placements of color printing solutions in the transactional printing market coupled with a growing consumables business. The increase in sales reflects strong volume increases partially offset by unfavorable price/mix.

    Traditional Products and Services Revenues:

    Segment traditional product sales for the current quarter are $162 million versus $70 million for the second quarter of 2004, an increase of 131% primarily due to the KPG acquisition. These traditional sales are comprised of the sales of Kodak traditional graphics products, KPG's analog plates and other films, and microfilm products.

    Gross Profit:

    Gross profit for the Graphic Communications segment was $216 million for the second quarter of 2005 as compared with $85 million in the prior year quarter, representing an increase of $131 million, or 154%. The gross profit margin was 27.2% in the current quarter as compared with 26.2% in the prior year quarter. The increase in the gross profit margin of 1.0 percentage points was primarily attributable to:

    -- Acquisitions: Creo and KPG: increased gross profit margins by approximately 2.4 percentage points

    -- Price/Mix: negative price/mix decreased gross profit margins by approximately 1.2 percentage points

    -- Manufacturing Cost: manufacturing costs negatively impacted gross profit margins by approximately 0.8 percentage points.

    -- Exchange: favorable exchange added 0.6 percentage points to the gross profit rate.

    SG&A:

    SG&A expenses for the Graphic Communications segment increased $74 million, or 116%, from $64 million in the second quarter of 2004 to $138 million for the current quarter, and decreased as a percentage of sales from 20% to 17%. The decrease in SG&A percentage is primarily attributable to the acquisitions of KPG and Creo, which have lower SG&A as a percent of sales.

    R&D:

    R&D costs increased $82 million, from $29 million in the second quarter of 2004 to $111 million in the current quarter and increased as a percentage of sales from 9% for the second quarter of 2004 to 14% for the current quarter. The R&D expense increase is primarily due to the $16 million charge for purchased in-process R&D recorded for the acquisition of KPG, the $48 million charge for the purchased in-process R&D recorded for the acquisition of Creo with the remainder due to the operations of the KPG and Creo acquisitions.

    EFO:

    Losses from operations for the Graphic Communications segment were $33 million in the current quarter versus losses of $8 million for the prior year quarter. The current quarter losses include the $16 million charge for purchased in-process R&D related to the KPG acquisition and the $48 million charge for the purchased in-process R&D related to the Creo acquisition, offset by earnings from the KPG and Creo acquisitions.

    All Other

    All Other is composed of Kodak's display and components business for image sensors, optics, display materials, and other small, miscellaneous businesses. All Other also includes development initiatives in inkjet technologies. These businesses offer imaging sensors to original equipment manufacturers (OEMs) and other specialty materials including organic light emitting diode (OLED) technology to commercial customers.

    Revenues:

    Net worldwide sales for All Other were $47 million for the second quarter of 2005, as compared with $33 million for the prior year quarter, representing an increase of $14 million, or 42%.
    Net sales in the U.S. were $22 million for the current year quarter as compared with $18 million for the prior year quarter, representing an increase of $4 million, or 22%.
    Net sales outside the U.S. were $25 million in the second quarter of 2005 as compared with $15 million for the prior year quarter, representing an increase of $10 million, or 67%.

    EFO:

    The loss from operations for All Other was $43 million in the current quarter, a decrease of $5 million or 13% as compared with the loss from operations of $38 million in the second quarter of 2004. The loss from operations was primarily driven by digital investments, which include the inkjet and display programs.

    Balance Sheet:

    Cash Flow:

    Kodak's definition of free cash flow equals net cash provided by continuing operations relating to operating activities less additions to properties. Kodak's definition of operating cash flow equals free cash flow plus proceeds from sales of assets plus distributions from unconsolidated affiliates minus investments in unconsolidated affiliates minus acquisitions minus debt assumed through acquisitions minus dividends. Investable cash flow is operating cash flow excluding acquisitions and debt assumed in acquisitions.
    During the second quarter, operating cash flow from continuing operations was a negative $1.778 billion, a $1.709 billion change versus the negative $69 million in the year ago quarter driven primarily by the acquisition spend for KPG and Creo, higher inventory balances, higher receivable balances, and an increase in cash payments associated with restructuring.
    Investable cash flow was a negative $297 million, $258 million lower than the negative $39 million in the second quarter of 2004. Kodak remains committed to achieve targeted investable cash flow for the year of $400 million to $600 million.
    Net cash (used in) provided by continuing operations relating to operating activities, investing activities and financing activities, as determined under U.S. GAAP in the second quarter of 2005 was ($207) million, ($1,032) million and $772 million, respectively.
    The table below reconciles the net cash provided by continuing operations relating to operating activities as determined under U.S. GAAP, to Kodak's definition of Free Cash Flow, to Kodak's definition of operating and investable cash flow for the second quarter of 2005 and 2004 and year to date 2005 and 2004:


                            1st  Quarter
---------------------------------------------------------------------
($ millions)                                        2005      2004
                                                  -------------------
Net cash (used in) provided by continuing
 operations relating to operating activities:         ($223)    ($27)
Additions to properties                                 (99)     (91)
                                                  -------------------
Free Cash Flow (continuing operations)                 (322)    (118)
Net proceeds from sales of businesses/assets              1        0
Distributions from/(investments in) unconsolidated
 affiliates                                              63      (22)
Acquisitions, net of cash acquired                      (47)    (305)
Debt assumed through acquisitions                         0        0
Dividends                                                 0        0
                                                  -------------------
Operating Cash Flow (continuing operations)            (305)    (445)
Acquisitions, net of cash acquired                       47      305
Debt assumed through acquisitions                         0        0
                                                  -------------------
Investable Cash Flow (continuing operations)          ($258)   ($140)
---------------------------------------------------------------------


                            2nd  Quarter
---------------------------------------------------------------------
($ millions)                                        2005      2004
                                                  -------------------
Net cash (used in) provided by continuing
 operations relating to operating activities:         ($207)     $60
Additions to properties                                (111)     (91)
                                                  -------------------
Free Cash Flow (continuing operations)                 (318)     (31)
Net proceeds from sales of businesses/assets             21        1
Distributions from/(investments in) unconsolidated
 affiliates                                               0       (9)
Acquisitions, net of cash acquired                     (940)     (30)
Debt assumed through acquisitions                      (541)       0
Dividends                                                 0        0
                                                  -------------------
Operating Cash Flow (continuing operations)           (1778)     (69)
Acquisitions, net of cash acquired                      940       30
Debt assumed through acquisitions                       541        0
                                                  -------------------
Investable Cash Flow (continuing operations)          ($297)    ($39)
---------------------------------------------------------------------


                            Year to Date
---------------------------------------------------------------------
($ millions)                                        2005      2004
                                                  -------------------
Net cash provided by continuing operations
 relating to operating activities:                    ($430)     $33
Additions to properties                                (210)    (182)
                                                  -------------------
Free Cash Flow (continuing operations)                 (640)    (149)
Net proceeds from sales of businesses/assets             22        1
Distributions from/(investments in) unconsolidated
 affiliates                                              63      (31)
Acquisitions, net of cash acquired                     (987)    (335)
Debt assumed through acquisitions                      (541)       0
Dividends                                                 0        0
                                                  -------------------
Operating Cash Flow (continuing operations)          (2,083)    (514)
Acquisitions, net of cash acquired                      987      335
Debt assumed through acquisitions                       541        0
                                                  -------------------
Investable Cash Flow (continuing operations)          ($555)   ($179)
---------------------------------------------------------------------

    Dividend:

    The company makes semi-annual dividend payments, which, when declared by the Board of Directors, will be paid on the company's 10th business day each July and December to shareholders of record as of the close of the first business day of the preceding month. Kodak made no dividend payments during the second quarters of 2005 and 2004. On May 11, 2005, the Board of Directors declared a cash dividend of 25 cents per share on the outstanding common shares payable to shareholders of record as of June 1, 2005. This dividend was paid July 15, 2005.

    Capital Spending:

    Capital additions were $111 million in the second quarter of 2005, which was $20 million higher than the year ago quarter and $12 million higher quarter sequentially. The majority of the spending supported new products, manufacturing productivity and quality improvements, infrastructure improvements and ongoing environmental and safety initiatives.

    Receivables:

    Total net receivables of $2.976 billion, which were composed of trade ($2.585 billion) and miscellaneous ($391 million) receivables at the end of the second quarter of 2005, increased $371 million from the second quarter of 2004 and increased $695 million quarter sequentially. The quarter sequential increase is a result of second quarter sales being higher than first quarter sales. The year over year increase is driven by receivables from acquisitions.
    Accrued customer rebates are classified as miscellaneous payables; however, the majority of these are cleared through customer deductions. The effect of offsetting these accrued customer rebates would reduce the net trade receivable balance by $361 million to $2.224 billion at the end of the second quarter of 2005, and would reduce the net trade receivable balance by $442 million to $1.812 billion at the end of the second quarter of 2004.
    Kodak defines days sales outstanding (DSO) as the four-quarter moving average net trade receivables after customer rebate reclassification, divided by 12 months of trade sales, multiplied by 365 days. Due to the fact that reported sales are net of customer rebates and a majority of these rebates are cleared through customer deductions, the company's DSO calculation includes the impact of reclassifying rebates as an offset to receivables. By reclassifying the rebates as an offset to receivables, the company's DSO is more reflective of the true number of days the net trade receivables are outstanding.
    DSO from continuing operations for the second quarter was 48 days, higher than the prior year quarter by 5 days and higher quarter sequentially by two days. This is primarily due to the newly acquired businesses that tend to have higher DSO.
    If rebate accrual balances were not offset against receivables for purposes of calculating the DSO, DSO from continuing operations would have increased year over year by three days to 59 days and one-day quarter sequentially.

    Inventory:

    Kodak's inventories of $1.523 billion (after LIFO) increased $263 million year over year and increased $193 million quarter sequentially. The year over year increase is primarily due to the acquisitions of NexPress, KPG, and Creo.
    Kodak defines days supply of inventory (DSI) from continuing operations as four-quarter average inventory before the LIFO reserve divided by 12 months COGS, multiplied by 365 days. For purposes of Kodak's definition, COGS excludes certain manufacturing-related costs that are considered to be unusual or that occur infrequently.
    Inventory before the LIFO reserve was $1.821 billion, $222 million higher than a year ago and $174 million higher than the first quarter of 2005. DSI from continuing operations of 65 days was higher by 3 days from the second quarter 2004 and higher quarter sequentially by one day.
    Kodak defines inventory turns as 12 months COGS divided by four-quarter average inventory before the LIFO reserve. Inventory turns from continuing operations were 5.7, which is 0.2 lower than a year ago and flat quarter sequentially.
    Including the impact of the LIFO reserve and using COGS as reported on a GAAP basis, DSI from continuing operations of 51 days increased by 4 days from the second quarter of 2004 and 2 days quarter sequentially. Inventory turns from continuing operations were 0.5 lower than a year ago and 0.2 lower quarter sequentially.

    Debt:

    Debt increased $1.4 billion from the year-end level to $3.721 billion, reflecting acquisitions, and the company held $553 million in cash on its balance sheet at the end of the quarter, down from $1.255 billion at the end of 2004. Quarter sequentially, debt increased by $1.312 billion to $3.721 billion and cash decreased by $478 million to $553 million. Equity was $3.243 billion and the debt to total capital ratio was 53.4%, reflecting an increase of 13.7 percentage points quarter sequentially and an increase of 5.0 percentage points year over year. The increase is driven primarily by the debt associated with the acquisitions of KPG and Creo.

    Foreign Exchange:

    Year over year, the impact of foreign exchange on operating activities during the second quarter was a positive $0.08 per share and foreign exchange activities recorded in "Other Income/(Charges)" had a ($0.07) per share impact. Therefore, the sum of the operational and reportable exchange impacts increased earnings in the quarter by $0.01 per share.

    Silver:

    During the second quarter, the impact of high silver prices was partially offset by the effect of favorable foreign exchange.

    Net Cash Provided by Continuing Operations:

    Guidance:

    Kodak expects that full year 2005 investable cash flow will range from $400 to $600 million. The table below provides a reconciliation to the range from investable cash flow to net cash provided by continuing operations on a GAAP basis:

                                                       2005
----------------------------------------------------------------------
Estimated range of Investable Cash Flow        $400 to $600 million
----------------------------------------------------------------------
Add: estimate of cash flow impacts for:
----------------------------------------------------------------------
              Additions to properties                  $450
----------------------------------------------------------------------
              Dividends                                $145
----------------------------------------------------------------------
Estimated range of net cash provided by
 continuing operations (GAAP basis)           $995 to $1,195 million
----------------------------------------------------------------------

    Upcoming Meetings:

    Kodak Investor Relations and Graphic Communications will host an event for those members of the investment community who will be attending the upcoming Print '05 trade show. The show runs from September 9th to the 15th at McCormick Place in Chicago. Kodak's annual strategy meeting with investors will be held on Wednesday, September 28, in New York City. Additional details will follow shortly.

    Safe Harbor Statement:

    Operational items are non-GAAP financial measures as defined by the Securities and Exchange Commission's final rules under "Conditions for Use of Non-GAAP Financial Measures." Reconciliations of operational items included in this press release to the most directly comparable GAAP financial measures can be found in the Financial Discussion Document attached to this press release.
    Certain statements in this press release may be forward looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to expectations for the Company's earnings, revenue growth, cash and cost savings are forward-looking statements.
    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent our estimates only as of the date they are made, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. The forward-looking statements contained in this press release are subject to a number of factors and uncertainties, including the successful:

    -- Implementation of our digital growth strategy and business model;

    -- Implementation of our cost reduction program, including asset rationalization, reduction in general and administrative costs and personnel reductions;

    --  Implementation of our debt management program;

    -- Implementation of product strategies (including category expansion, digitization, organic light emitting diode (OLED) displays, and digital products);

    --  Implementation of intellectual property licensing strategies;

    --  Development and implementation of e-commerce strategies;

    -- Completion of information systems upgrades, including SAP, our enterprise system software;

    --  Completion of various portfolio actions;

    --  Reduction of inventories;

    --  Integration of newly acquired businesses;

    --  Improvement in manufacturing productivity and techniques;

    --  Improvement in receivables performance;

    --  Reduction in capital expenditures;

    --  Improvement in supply chain efficiency;

    -- Implementation of our strategies designed to address the decline in our analog businesses; and

    -- Development of our business in emerging markets like China, India, Brazil, Mexico and Russia;

    Forward-looking statements contained in this press release are subject to the following additional risk factors:

    -- Inherent unpredictability of currency fluctuations and raw material costs;

    --  Competitive actions, including pricing;

    -- Changes in our debt credit rating and our ability to access capital markets;

    -- The nature and pace of technology evolution, including the analog-to-digital transition;

    --  Continuing customer consolidation and buying power;

    -- Current and future proposed changes to tax laws, as well as other factors which could adversely impact our effective tax rate in the future;

    -- General economic, business, geopolitical, regulatory and public health conditions;

    --  Market growth predictions, and

    -- Other factors and uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission;

    Any forward-looking statements in this press release should be evaluated in light of these important factors and uncertainties.


Eastman Kodak Company
CONSOLIDATED STATEMENT OF EARNINGS - UNAUDITED
(in millions, except per share data)


                           Three Months Ended      Six Months Ended
                                June 30                June 30
                           ------------------     ------------------
                            2005        2004       2005        2004

Net sales                  $ 3,686    $ 3,464     $ 6,518    $ 6,384
Cost of goods sold           2,618      2,363       4,745      4,476
                           -------    -------     -------    -------
   Gross profit              1,068      1,101       1,773      1,908

Selling, general and
 administrative expenses       648        615       1,232      1,164
Research and development
 costs                         276        213         475        410
Restructuring costs and
 other                         267        134         385        188
                           -------    -------     -------    -------

(Loss) earnings from
 continuing operations
 before interest, other
 income (charges), net and
 income taxes                 (123)       139        (319)       146

Interest expense                49         43          87         87
Other income (charges), net    (38)         8          (3)         6
                           -------    -------     -------    -------

Loss from continuing
 operations before income
 taxes                        (210)       104        (409)        65
Benefit for income taxes       (64)       (15)       (120)       (62)
                           -------    -------     -------    -------
(Loss) earnings from
 continuing operations        (146)       119        (289)       127

Earnings from discontinued
 operations, net of income
 taxes                           -         17           1         30
                           -------    -------     -------    -------
NET (LOSS) EARNINGS        $  (146)   $   136     $  (288)   $   157
                           =======    =======     =======    =======

Basic and diluted net
 (loss) earnings per share:
  Continuing operations    $  (.51)   $   .40     $ (1.00)   $   .44
  Discontinued operations      .00        .06         .00        .09
                           -------    -------     -------    -------
  Total                    $  (.51)   $   .46     $ (1.00)   $   .53
                           =======    =======     =======    =======


Number of common shares
 used in basic net (loss)
 earnings per share          287.1      286.6       287.0      286.6

Effect of dilutive
 securities:
  Employee stock options         -        0.1           -        0.1
  Contingent convertible
   notes                         -       18.5           -       18.5
                           -------    -------     -------    -------
Number of common shares
 used in diluted net (loss)
 earnings per share          287.1      305.2       287.0      305.2
                           =======    =======     =======    =======


Net Sales from Continuing Operations by Reportable Segment and All Other - Unaudited
(in millions)


                         Three Months Ended        Six Months Ended
                              June 30,                June 30,
                      ------------------------ -----------------------
                       2005    2004    Change   2005    2004   Change

D&FIS
  Inside the U.S.     $  896  $  984   -   9%  $1,597  $1,725  -   7%
  Outside the U.S.     1,255   1,450   -  13    2,355   2,687  -  12
                      ------  ------  -------  ------  ------  ------
Total D&FIS            2,151   2,434   -  12    3,952   4,412  -  10
                      ------  ------  -------  ------  ------  ------

Health
  Inside the U.S.        273     277   -   1      518     535  -   3
  Outside the U.S.       421     395   +   7      802     768  +   4
                      ------  ------  -------  ------  ------  ------
Total Health             694     672   +   3    1,320   1,303  +   1
                      ------  ------  -------  ------  ------  ------

Graphic Communications
  Inside the U.S.        251     145   +  73      407     257  +  58
  Outside the U.S.       543     180   + 202      755     351  + 115
                      ------  ------  -------  ------  ------  ------
Total Graphic
 Communications          794     325   + 144    1,162     608  +  91
                      ------  ------  -------  ------  ------  ------

All Other
  Inside the U.S.         22      18   +  22       35      33  +   6
  Outside the U.S.        25      15   +  67       49      28  +  75
                      ------  ------  -------  ------  ------  ------
Total All Other           47      33   +  42       84      61  +  38
                      ------  ------  -------  ------  ------  ------
  Consolidated total  $3,686  $3,464   +   6%  $6,518  $6,384  +   2%
                      ======  ======   =====   ======  ======  =====


Earnings (Loss) from Continuing Operations Before Interest, Other
Income (Charges), Net and Income Taxes by Reportable Segment and All Other - Unaudited
(in millions)

                         Three Months Ended        Six Months Ended
                              June 30,                June 30,
                      ------------------------ -----------------------
                       2005    2004    Change   2005    2004   Change

D&FIS                 $  193  $  229   -  16%  $  197  $  254  -  22%
    Percent of Sales       9%      9%               5%      6%

Health                $  113  $  124   -   9%  $  184  $  219  -  16%
    Percent of Sales      16%     18%              14%     17%

Graphic
 Communications       $  (33) $   (8)  - 313%  $  (53) $   (8) - 563%
    Percent of Sales      (4)%    (2)%             (5)%    (1)%

All Other             $  (43) $  (38)  -  13%  $  (85) $  (73) -  16%
    Percent of Sales     (91)%  (115)%           (101)%  (120)%
                      ------  ------   -----   ------  ------
Total of segments     $  230  $  307   -  25%  $  243  $  392  -  38%
    Percent of Sales       6%      9%               4%      6%

Restructuring costs
 and other              (353)   (168)            (562)   (246)
                      ------  ------   -----   ------  ------
  Consolidated total  $ (123) $  139   - 188%  $ (319) $  146  - 318%
                      ======  ======   =====   ======  ======  =====

Earnings (Loss) from Continuing Operations by Reportable Segment and All Other - Unaudited
(in millions)

                         Three Months Ended        Six Months Ended
                              June 30,                June 30,
                      ------------------------ -----------------------
                       2005    2004    Change   2005    2004   Change

D&FIS                 $  149  $  187   -  20%  $  161  $  208  -  23%
    Percent of Sales       7%      8%               4%      5%

Health                $   88  $  101   -  13%  $  151  $  176  -  14%
    Percent of Sales      13%     15%              11%     14%

Graphic
 Communications       $  (22) $   (5)  - 340%  $  (23) $   (6) - 283%
    Percent of Sales      (3)%    (2)%             (2)%    (1)%

All Other             $  (38) $  (33)  -  15%  $  (75) $  (61) -  23%
    Percent of Sales     (81)%  (100)%            (89)%  (100)%
                      ------  ------   -----   ------  ------
Total of segments     $  177  $  250   -  29%  $  214  $  317  -  32%
    Percent of Sales       5%      7%               3%      5%

Lucky film impairment    (19)      -              (19)      -
Restructuring costs
 and other              (353)   (168)            (562)   (246)
Property sales            13       -               13       -
Interest expense         (49)    (43)             (87)    (87)
Other corporate items      5       2               10       4
Tax on Infotonics
 contribution             (6)      -               (6)      -
Income tax effects on
 above items and
 taxes not allocated
 to above                 86      78              148     139
                      ------  ------   -----   ------  ------
  Consolidated total  $ (146) $  119   - 223%  $ (289) $  127  - 328%
                      ======  ======   =====   ======  ======  =====


Eastman Kodak Company
CONSOLIDATED STATEMENT OF FINANCIAL POSITION - UNAUDITED
(in millions)

                                            June 30,        Dec. 31,
                                              2005            2004

ASSETS

CURRENT ASSETS
Cash and cash equivalents                  $     553       $   1,255
Receivables, net                               2,976           2,544
Inventories, net                               1,523           1,158
Deferred income taxes                            582             556
Other current assets                             139             105
Assets of discontinued operations                 30              30
                                           ---------       ---------
 Total current assets                          5,803           5,648
                                           ---------       ---------
Property, plant and equipment, net             4,462           4,512
Goodwill                                       2,004           1,446
Other long-term assets                         3,315           3,131
                                           ---------       ---------
 TOTAL ASSETS                              $  15,584       $  14,737
                                           =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and other current
 liabilities                               $   3,868       $   3,896
Short-term borrowings                            966             469
Accrued income taxes                             709             625
                                           ---------       ---------
 Total current liabilities                     5,543           4,990

OTHER LIABILITIES
Long-term debt, net of current portion         2,755           1,852
Pension and other postretirement
  liabilities                                  3,356           3,338
Other long-term liabilities                      687             737
                                           ---------       ---------
 Total liabilities                            12,341          10,917

SHAREHOLDERS' EQUITY
Common stock at par                              978             978
Additional paid in capital                       864             859
Retained earnings                              7,548           7,922
Accumulated other comprehensive loss            (326)            (90)
Unearned restricted stock                         (7)             (5)
                                           ---------       ---------
                                               9,057           9,664
Less: Treasury stock at cost                   5,814           5,844
                                           ---------       ---------
 Total shareholders' equity                    3,243           3,820
                                           ---------       ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY $  15,584       $  14,737
                                           =========       =========


Eastman Kodak Company
CONSOLIDATED STATEMENT OF CASH FLOWS - UNAUDITED
(in millions)

                                                Six Months Ended
                                                    June 30
                                           -------------------------
                                             2005            2004

Cash flows relating to operating
 activities:
Net (loss) earnings                        $    (288)      $     157
Adjustments to reconcile to net cash
 (used in) provided by operating
 activities:
  Earnings from discontinued operations           (1)            (29)
  Equity in (earnings) losses from
    unconsolidated affiliates                    (12)              4
  Depreciation and amortization                  541             469
  Purchased research and development              66              10
  Gain on sales of businesses/assets             (16)             (1)
  Restructuring costs, asset impairments
   and other non-cash charges                    103              24
  Benefit for deferred taxes                    (134)           (120)
  Decrease (increase) in receivables              69            (204)
  Increase in inventories                        (98)            (76)
  Decrease in liabilities excluding
   borrowings                                   (705)           (246)
  Other items, net                                45              45
                                           ---------       ---------
    Total adjustments                           (142)           (124)
                                           ---------       ---------
    Net cash (used in) provided by
       continuing operations                    (430)             33
                                           ---------       ---------
    Net cash provided by discontinued
       operations                                  -               4
                                           ---------       ---------
    Net cash (used in) provided by
       operating activities                     (430)             37
                                           ---------       ---------
Cash flows relating to investing
 activities:
  Additions to properties                       (210)           (182)
  Net proceeds from sales of
   businesses/assets                              22               1
  Acquisitions, net of cash acquired            (987)           (335)
  Distributions from (investments in)
    unconsolidated affiliates                     63             (31)
  Marketable securities - purchases              (55)            (64)
  Marketable securities - sales                   45              58
                                           ---------       ---------
    Net cash used in investing activities     (1,122)           (553)
                                           ---------       ---------
    Net cash used in discontinued
       operations                                  -              (2)
                                           ---------       ---------
    Net cash used in investing activities     (1,122)           (555)
                                           ---------       ---------

Cash flows relating to financing
 activities:
  Net increase (decrease) in borrowings
   with original maturity of 90 days
   or less                                      (308)            (40)
  Proceeds from other borrowings               1,463              89
  Repayment of other borrowings                 (296)           (257)
  Exercise of employee stock options              12               -
                                           ---------       ---------
    Net cash provided by (used in)
       financing activities                      871            (208)
                                           ---------       ---------
Effect of exchange rate changes on cash          (21)             (5)
                                           ---------       ---------

Net decrease in cash and cash equivalents       (702)           (731)
Cash and cash equivalents, beginning
 of year                                       1,255           1,250
                                           ---------       ---------
Cash and cash equivalents, end of quarter  $     553       $     519
                                           =========       =========